EXHIBIT 10.1

[IBM CREDIT LLC LETTERHEAD]

March 3, 2004

Mr. J. Robert Patterson
CFO and Treasurer
Info Tech USA, Inc.
7 Kingsbridge Road
Fairfield, NJ 07004

Dear Mr. Patterson:

Reference is hereby made to the following (i) Agreement for Wholesale Financing executed on April 20, 1994, by Info Tech USA, Inc. (“Info Tech”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”), (ii) e-mail addressed to you from Mr. Bruce Gordon dated August 28, 2003 whereby Mr. Bruce Gordon informed you that IBM Credit would no longer finance Info Tech’s product effective approximately 180 days from the date of a formal notice sent by IBM Credit to Info Tech, and (iii) IBM Credit’s letter to Info Tech dated September 5, 2003 whereby IBM Credit formally notified Info Tech of the Termination Date (the “September 5th Letter”). All capitalized terms not otherwise defined in this letter or the September 5th Letter shall have the respective meanings set forth in the Agreement.

Info Tech has requested that IBM Credit extend the Termination Date from March 10, 2004 to April 9, 2004. As an accommodation and to assist Info Tech in making replacement financing arrangements, IBM Credit agrees to these requests provided Info Tech agrees to (i) a reduction of its credit line from Two Million Five Hundred Thousand Dollars ($2,500,000) to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) effective March 10, 2004 and (ii) the terms of this letter.

By executing this letter, Info Tech reaffirms that (x) it will not be relieved of any obligations to IBM Credit arising out of IBM Credit’s advances or commitments made before the Termination Date, (y) all of IBM Credit’s rights and remedies under the Agreement shall be unaffected until all of Info Tech’s obligations to IBM Credit are paid in full. IBM Credit reserves any and all rights and remedies that IBM Credit now has or may have in the future with respect to Info Tech, including any and all rights or remedies which it may have in the future as a result of Customer’s failure to comply with any of the terms of the Agreement, and (z) that no new default has occurred under the Agreement.

Notwithstanding any other terms in the Agreement and provided no default occurs under the Agreement, Info Tech may repay, prior to and after the Termination Date, all such obligations according to the terms of each billing statement provided by IBM Credit to Info Tech.

Please acknowledge your agreement to the terms set forth herein by signing a copy of this letter where indicated and returning it to the attention of Mr. Bruce Gordon at the above address.

Sincerely,	Acknowledged and Agreed:

IBM CREDIT LLC /s/ Steven A. Flanagan	INFO TECH USA, INC. /s/ J. Robert Patterson
Steven A. Flanagan Manager, Global Special Handling	J. Robert Patterson Chief Financial Officer and Treasurer